SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2004

CHATTEM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	0-5905	62-0156300
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1715 West 38th Street, Chattanooga, Tennessee 37409

(Address of principal executive offices, including zip code)

(423) 821-4571

(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure.

On February 17, 2004, Chattem, Inc. (the “Company”), a marketer and manufacturer of branded consumer products, announced that it intends to place $75 million aggregate principal amount of senior floating rate notes due 2010 and $125 million aggregate principal amount of senior subordinated fixed rate notes due 2014, subject to market and other conditions. The senior floating rate notes will pay interest at a spread over LIBOR, reset quarterly. Chattem intends to use the proceeds of the offering of the notes, together with borrowings under a new $50 million bank credit facility, to refinance existing debt.

The placement will be made to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, and outside the United States pursuant to Regulation S of the Securities Act. The notes will not be or have not been registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements..

This current report on Form 8-K contains certain statements relating to the Company’s intention to offer senior floating rate notes and senior subordinated notes, the intended use of the proceeds from such offering, and the anticipated terms of said notes, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. There can be no assurances that the Company will complete the offering on the anticipated terms or at all. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, including market and other conditions. More detailed information about these and other factors is set forth in the Company’s Annual Report on Form 10-K and in other reports which the Company from time to time files with the Securities and Exchange Commission, available publicly on the SEC’s Web site, http://www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 17, 2004	CHATTEM, INC.

	By:	/s/ A. Alexander Taylor II
A. Alexander Taylor II
President and Chief Operating Officer